Chuy’s Holdings, Inc. Announces First Quarter 2018 Financial Results

AUSTIN, Texas, May 8, 2018 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the first quarter ended April 1, 2018.
Highlights for the first quarter ended April 1, 2018 were as follows:

•
Revenue increased 8.0% to $93.9 million from $86.9 million in the first quarter of 2017. Revenue was negatively impacted by approximately $1.4 million as a result of a one-week calendar shift due to a 53rd week in fiscal 2017.

•
On a fiscal basis, comparable sales decreased 1.5%. On a calendar basis, comparable restaurant sales decreased 0.6%. The Company estimates that comparable sales were negatively impacted in total by approximately 170 basis points from unfavorable weather conditions, timing of Easter and strategic cannibalization.

•	Net income was $3.2 million, or $0.19 per diluted share, compared to $4.6 million, or $0.27 per diluted share, in the first quarter of 2017.

•	Restaurant-level operating profit(1) was $15.3 million compared to $16.6 million in the first quarter of 2017.

•	Two restaurants opened during the first quarter of 2018.

(1)
Restaurant-level operating profit is a non-GAAP measure. For a reconciliation of restaurant-level operating profit to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider restaurant-level operating profit useful, see “Non-GAAP Measures” below.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “While our first quarter results reflected multiple weather interruptions, a negative impact from the timing of Easter and the loss of the week after Christmas, which is our highest volume and most profitable week of the year, we continue to reaffirm our earnings per share guidance for the year. We saw positive signs in the underlying sales trends of our business, which have continued into the second quarter. We are also making progress with regard to several of our strategic initiatives, including marketing of our value message, on-line ordering to provide our customers more convenience and labor initiatives to build stronger teams and mitigate labor costs. We believe these initiatives, as well as our continued push on technology and catering, will further strengthen our brand and bolster our long-term profitability.”

First Quarter 2018 Financial Results
Revenue increased $6.9 million, or 8.0%, to $93.9 million in the first quarter of 2018 compared to the first quarter of 2017. The increase was driven by $9.4 million in incremental revenue from an additional 135 operating weeks provided by 13 new restaurants which opened during and subsequent to the first quarter of 2017. This increase was partially offset by a decrease in revenue related to our comparable restaurants as well as our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
In addition, there was a one-week calendar shift in the comparison of the fiscal first quarter of 2018 to the fiscal first quarter of 2017 due to a 53rd week in fiscal 2017. As a result of this shift, the week between Christmas and New Year’s, traditionally a high-volume week for the Company’s restaurants, was included in the first quarter of 2017 but was replaced with an average volume week in the first quarter of 2018. This shift reduced revenue by approximately $1.4 million during the first quarter of 2018.
Adjusting for the timing of the 53rd week of 2017 and measuring performance on a comparable calendar basis, comparable restaurant sales decreased 0.6% for the 13-week period ended April 1, 2018 as compared to the 13-week period ended April 2, 2017. The decrease in comparable sales was driven by a 2.4% decrease in average weekly customers offset by a 1.8% increase in average check. The Company estimates that comparable restaurant sales were negatively impacted by approximately 130 basis points as a result of unfavorable weather conditions, 20 basis points as a result of Easter falling in the first quarter of 2018 as compared to the second quarter of 2017 and approximately 20 basis points as a result of strategic cannibalization. The comparable restaurant base consisted of 74 restaurants at the end of the first quarter of 2018.
The comparable restaurant sales calculation above is based upon comparing the sales in the first fiscal quarter of 2018 to sales in the corresponding calendar period of 2017. As a result of the 53rd week in fiscal 2017 and the one-week calendar shift, previously noted, sales for the same restaurants in the comparable restaurant base in the first fiscal quarter ended April 1, 2018 decreased 1.5% as compared to the first fiscal quarter ended March 26, 2017.
Total restaurant operating costs as a percentage of revenue increased to 83.8% in the first quarter of 2018 from 80.9% in the first quarter of 2017. In addition to the deleverage resulting from the loss of the high volume week previously noted, the increase in operating costs as a percentage of revenue was primarily driven by higher labor costs due to new store labor inefficiencies and hourly labor rate inflation on comparable stores and higher hourly rates in new markets; higher operating costs due to increases in general utility and repairs and maintenance costs, as well as higher marketing expenses as a result of our new national-level marketing initiatives. The Company also incurred increased occupancy costs as a result of higher rental expense on certain newly opened restaurants as a result of continued expansion into larger markets and increases in rents on extended lease terms on some existing restaurants.
Total general and administrative expenses increased $0.6 million, or 12.3%, to $5.5 million for the first quarter of 2018 as compared to the same period in 2017. This increase was primarily driven by higher management salaries and benefits due to additional headcount needed to support our growth.
Net income was $3.2 million, or $0.19 per diluted share, compared to $4.6 million, or $0.27 per diluted share, in the first quarter of 2017.

Development Update
During the first quarter, two new Chuy’s restaurants were opened in Doral, Florida and Orland Park, Illinois. Subsequent to the end of the first quarter, two additional Chuy’s restaurants were opened in Lakewood, Colorado and New Tampa, Florida.
Share Repurchase Program
During the first quarter, the Company repurchased approximately 65,000 shares of its common stock for a total cost of $1.6 million. As of the end of the fiscal first quarter, the Company had $28.4 million remaining under the current $30.0 million repurchase authorization through December 31, 2019.

2018 Outlook
The Company reaffirms its expectation of the 2018 net income per diluted share of $1.12 to $1.16. This compares to adjusted net income(1) per diluted share of $0.89, after excluding approximately $0.07 per diluted share from the extra week in 2017. The net income guidance for fiscal year 2018 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of approximately 1.0% versus a previous range of 1.0% to 1.5% (on a 52-week fiscal basis);

•	Restaurant pre-opening expenses of $3.7 million to $5.5 million;

•	General and administrative expense of $21.3 million to $21.8 million;

•	An effective tax rate of 13% to 14%;

•	The opening of 8 to 12 new restaurants;

•	Annual weighted average diluted shares outstanding of 17.1 million to 17.2 million shares; and

•	Net capital expenditures (net of tenant improvement allowances) of $30.0 million to $40.0 million.

As a result of the Tax Cuts and Jobs Act (“Tax Act”) we intend to reinvest approximately $1.5 million or 40 basis points of savings into national-level marketing initiatives and investments in our off-premise initiatives including to-go packaging, on-line ordering and catering.

We report our financial statements on a fiscal calendar basis. Due to the 53rd week in fiscal year 2017, our financial statement comparison will be one week different year over year. However, we believe that reporting our comparable restaurant sales on a comparable calendar basis will help facilitate period-over-period comparisons.

(1)
Adjusted net income is a non-GAAP measure. For a reconciliation of adjusted net income to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider adjusted net income useful, see “Non-GAAP Measures” below.

The table below sets forth our fiscal and comparable calendar dates.

	Fiscal Calendar Basis	Comparable Calendar Basis

First Quarter	January 1, 2018 - April 1, 2018	January 1, 2018 - April 1, 2018
	vs.	vs.
	December 26, 2016 - March 26, 2017	January 2, 2017 - April 2, 2017

Second Quarter	April 2, 2018 - July 1, 2018	April 2, 2018 - July 1, 2018
	vs.	vs.
	March 27, 2017 - June 25, 2017	April 3, 2017 - July 2, 2017

Third Quarter	July 2, 2018 - September 30, 2018	July 2, 2018 - September 30, 2018
	vs.	vs.
	June 26, 2017 - September 24, 2017	July 3, 2017 - October 1, 2017

Fourth Quarter	October 1, 2018 - December 30, 2018	October 1, 2018 - December 30, 2018
	vs.	vs.
	September 25, 2017 - December 31, 2017	October 2, 2017 - December 31, 2017

Year	January 1, 2018 - December 30, 2018	January 1, 2018 - December 30, 2018
	vs.	vs.
	December 26, 2016 - December 31, 2017	January 2, 2017 - December 31, 2017

The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.

Conference Call
The Company will host a conference call to discuss financial results for the first quarter of 2018 today at 4:30 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 800-289-0438 or for international callers by dialing 323-794-2423. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 1791949. The replay will be available until Tuesday, May 15, 2018. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investors section. An archive of the webcast will be available through our website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 95 full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and related assumptions, anticipated results from our strategic initiatives and our intended uses of the savings resulting from the Tax Act are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents income (loss) from operations plus the sum of general and administrative expenses, restaurant pre-opening costs and depreciation and amortization. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation and amortization expenses; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs are not a component of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant-level operating profit.

Adjusted net income represents our net income before gain on insurance proceeds, income tax effect on adjustments and deferred tax balance adjustment. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.

Restaurant-level operating profit and restaurant-level operating margin exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures as well as adjusted net income exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As a supplemental disclosure, restaurant-level operating profit and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended
	April 1, 2018	March 26, 2017
Revenue	$93,850	$86,904

Costs and expenses:
Cost of sales	23,573	21,825
Labor	33,468	29,699
Operating	13,352	12,032
Occupancy	7,097	6,121
General and administrative	5,471	4,872
Marketing	1,080	631
Restaurant pre-opening	1,421	1,102
Depreciation and amortization	4,713	4,161
Total costs and expenses	90,175	80,443
Income from operations	3,675	6,461
Interest expense, net	16	16
Income before income taxes	3,659	6,445
Income tax expense	476	1,895
Net income	$3,183	$4,550

Net income per common share: Basic	$0.19	$0.27
Net income per common share: Diluted	$0.19	$0.27

Weighted-average shares outstanding: Basic	16,936,824	16,855,275
Weighted-average shares outstanding: Diluted	17,069,140	17,002,256

Reconciliation of GAAP income from operations to restaurant-level operating profit:

	Thirteen Weeks Ended
	April 1, 2018	March 26, 2017

Income from operations as reported	$3,675	$6,461
General and administrative	5,471	4,872
Restaurant pre-opening	1,421	1,102
Depreciation and amortization	4,713	4,161
Restaurant-level operating profit	$15,280	$16,596

Restaurant-level operating margin (1)	16.3%	19.1%

(1)	Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Reconciliation of GAAP net income and net income per share to adjusted results:

Year Ended
December 31, 2017
Net income as reported	$28,956
Gain on insurance settlements	(1,362)
Income tax effect on adjustment (1)	360
Deferred tax balance adjustment (2)	$(11,696)
Adjusted net income	$16,258

Adjusted net income per common share: basic	$0.96
Adjusted net income per common share: diluted	$0.96

Weighted-average shares outstanding: basic	16,894,986
Weighted-average shares outstanding: diluted	17,003,233

(1)	Reflects the income tax effect associated with the adjustments based on the Company’s effective tax rate prior to the impact of the Tax Act.

(2)	Reflects the revaluation of our net deferred tax balance using the new lower tax rate pursuant to the Tax Act.

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	April 1, 2018	December 31, 2017
Cash and cash equivalents	$8,436	$8,785
Total assets	274,253	271,967
Long-term debt	—	—
Total stockholders’ equity	190,610	188,962

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com